Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 3, 2021

BY AND BETWEEN

SHORE BANCSHARES, INC.

AND

SEVERN BANCORP, INC.

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

		Page

9.10	Interpretation	71
9.11	Assignment	71
9.12	Alternative Structure	71

iii

AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2021 by and between Shore Bancshares, Inc. (“SHBI”) and Severn Bancorp, Inc. (“Severn”).

RECITALS

A.           Severn. Severn is a Maryland corporation, having its principal place of business in Annapolis, Maryland.

B.           SHBI. SHBI is a Maryland corporation, having its principal place of business in Easton, Maryland.

C.            Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder.

D.          Board Action. The respective Boards of Directors of each of SHBI and Severn have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

E.           Severn Shareholder Agreements. As a material inducement to SHBI to enter into this Agreement, and in connection with the execution of this Agreement, each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the “Shareholder Agreements”), pursuant to which they have agreed to provide written consents to vote their shares of Severn Common Stock in favor of the approval and adoption of the Agreement and certain Shareholders have agreed to certain non-solicitation and other obligations.

F.         SHBI Shareholder Agreements. In connection with the execution of this Agreement, directors and certain executive officers of Shore are entering into an agreement pursuant to which they have agreed to provide written consents to vote their shares of Shore Common Stock in favor of the issuance of shares of SHBI Common Stock in the Transaction.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

Article I

CERTAIN DEFINITIONS

1.01            Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.07(a).

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Bank Merger” has the meaning set forth in Section 2.03.

“Bank Merger Agreement” means the Bank Merger Agreement by and between Shore United and SSB, in substantially the form attached hereto as Annex C, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of Severn Common Stock held in book-entry form immediately prior to the Effective Time.

“Burdensome Condition” means a condition that is or would be materially and unreasonably burdensome to SHBI’s or Shore United’s business or to the business of Severn or SSB, in each case following the Closing, which would reduce the economic benefits of the Transaction contemplated by this Agreement to SHBI to such a degree that SHBI would not have entered into this Agreement had such condition or restriction been known to it on the date hereof.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maryland are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Severn Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Charter Conversion” has the meaning set forth in Section 2.04.

“Code” has the meaning set forth in the preamble to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(e).

“Debentures” means Severn’s Junior Subordinated Debt Securities, due 2035.

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an investment in an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of the foregoing categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Final Index Price” has the meaning set forth in Section 8.01(i).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency, regulatory authority or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Increased Cash Amount” has the meaning set forth in Section 8.01(i).

“Increased Exchange Ratio” has the meaning set forth in Section 8.01(i).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Indenture” means that certain Indenture, dated as of December 17, 2014, between Severn and Wells Fargo Bank, National Association, as Trustee.

“Index Ratio” has the meaning set forth in Section 8.01(i).

“Index Price Ratio” has the meaning set forth in Section 8.01(i).

“Information Security Requirements” has the meaning set forth in Section 5.03(dd).

“Initial Index Price” has the meaning set forth in Section 8.01(i).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, president, chief financial officer, chief operating officer, chief information officer, chief credit officer, general counsel (and any officer senior to any of the foregoing), in each case, as applicable, of a party or any Subsidiary of such party knows after due inquiry.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to SHBI or Severn, any event, circumstance, development, change or effect that (i) is material and adverse to the financial condition, results of operations, assets, liabilities, properties or business of SHBI and its Subsidiaries taken as a whole, or Severn and its Subsidiaries taken as a whole, as the case may be, or (ii) prevents or would materially impair the ability of any of SHBI and its Subsidiaries or Severn and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in any law or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities or the interpretation or implementation thereof, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international or national calamity or any material worsening or escalation of such conditions, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers, vendors or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to Severn, the effects of any action or omission taken with the prior consent or at the prior written request of SHBI or as otherwise required by this Agreement, (i) the expenses incurred by Severn and its Subsidiaries or SHBI and its Subsidiaries in negotiating, documenting, effecting and consummating the Transaction contemplated by this Agreement, and (j) any hurricane, earthquake, flood, fire, pandemic or disease outbreak (including the COVID-19 virus) or other natural disaster or act of God; provided that the effect of such changes described in clauses (a), (b), (c), (d) and (j) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on SHBI and its Subsidiaries as a whole on the one hand, or Severn and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“MDGCL” means the Maryland General Corporation Law, as amended.

“MD OCFR” means the Office of the Commissioner of Financial Regulation of the State of Maryland.

“MD SDAT” means the Maryland State Department of Assessments and Taxation.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the aggregate number of whole shares of SHBI Common Stock, based on the Exchange Ratio, plus cash, including cash in lieu of any fractional share interest, payable to the holders of Severn Common Stock in connection with the Transaction.

“MFIC” means the Financial Institutions Article of the Maryland Code, as amended.

“Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the SHBI Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“Option Merger Consideration” has the meaning set forth in Section 3.07.

“OREO” means other real estate owned.

“Outside Date” has the meaning set forth in Section 8.01(c).

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Permitted Lien” means (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith), (ii) Liens for Taxes and Tax assessments not yet delinquent, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, (iv) zoning, building, land use and other similar restrictions, including environmental regulations that would not reasonably be expected to materially impair the current use of such property, or (v) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Personal Data” has the meaning set forth in Section 5.03(dd).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face; further provided, that non-public information as set forth in 12 C.F.R. 4.32(b) that is prohibited from disclosure shall not be disclosed by any party and nothing in this Agreement shall require such disclosure.

“Privacy Requirements” has the meaning set forth in Section 5.03(dd).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Qualifying Termination Event” has the meaning set forth in Section 6.11(c).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a).

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Creditor Exemption” has the meaning set forth in Section 5.03(o).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Officer” means an employee of Severn or SSB with the title of senior vice president or higher.

“Severn Articles” means the Articles of Incorporation of Severn, as amended.

“Severn Board” means the Board of Directors of Severn.

“Severn Bylaws” means the Bylaws of Severn, as amended.

“Severn Common Stock” means the shares common stock, par value $0.01 per share, of Severn.

“Severn Equity Plan(s)” means the Severn Bancorp, Inc. 2019 Equity Incentive Plan, 2008 Equity Incentive Plan and 2008 Stock Option Plan.

“Severn ESOP” has the meaning set forth in Section 6.11(d)(ii).

“Severn Financial Statements” means (a) the audited consolidated financial statements of Severn for the years ended December 31, 2019 and 2018, comprised of consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows, of Severn and its Subsidiaries, as of and for the years ended December 31, 2019 and 2018, including notes thereto, and (b) the unaudited consolidated balance sheets, consolidated statements of operations, and consolidated statements of changes in stockholders’ equity of Severn and its Subsidiaries, as of and for the nine months ended September 30, 2020 and for every month-end, quarter-end and/or year-end subsequent thereto which is prior to the Effective Date.

“Severn Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Severn and its Subsidiaries and any predecessor of and any successor to Severn (or to another such predecessor or successor) and also shall be deemed to refer to any or all of Severn and its Subsidiaries. References herein to the Severn Group shall be deemed to refer to both the Severn Group as a whole and to each individual member thereof.

“Severn IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“Severn Loan Property” has the meaning set forth in Section 5.03(o).

“Severn Meeting” has the meaning set forth in Section 6.02(a).

“Severn NQDP” has the meaning set forth in Section 5.03(m)(vii).

“Severn Options” has the meaning set forth in Section 3.07.

“Severn Retirement Plan” has the meaning set forth in Section 6.11(d)(i).

“Severn Shareholder Approval” has the meaning set forth in Section 5.03(z)(i).

“Severn’s Securities Documents” has the meaning set forth in Section 5.03(g).

“Shareholders” means each individual who is a director of either or both of Severn and SSB, each individual who is an executive officer of either or both of Severn and SSB, and each individual identified on Schedule 1.01(a) of Severn’s Disclosure Schedule.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“SHBI” has the meaning set forth in the preamble to this Agreement.

“SHBI Average Share Price” shall mean the average closing price per share of SHBI Common Stock, as reported on the Nasdaq, for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

“SHBI Benefit Plans” has the meaning set forth in Section 5.04(k)(i).

“SHBI Board” means the Board of Directors of SHBI.

“SHBI Bylaws” means the Amended and Restated Bylaws of SHBI, as amended.

“SHBI Articles” means the Amended and Restated Articles of Incorporation of SHBI, as supplemented.

“SHBI Common Stock” means the common stock, par value $0.01 per share, of SHBI.

“SHBI Meeting” has the meaning set forth in Section 6.02(c).

“SHBI Price Ratio” has the meaning set forth in Section 8.01(i).

“SHBI Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“SHBI Shareholder Approval” shall mean the approval by holders of a majority of shares of SHBI Common Stock entitled to vote at the SHBI Meeting duly called for the purpose of considering the issuance of shares of SHBI Common Stock in the Transaction and any other matters required to be approved by SHBI’s shareholders for consummation of the Transaction.

“Shore United” means Shore United Bank, a Maryland-chartered bank and a wholly-owned subsidiary of SHBI.

“Shore United Articles” means the Amended and Restated Articles of Incorporation of Shore United.

“Shore United Board” means the Board of Directors of Shore United.

“Shore United Bylaws” means the Amended and Restated Bylaws of Shore United.

“SSB” means Severn Savings Bank, FSB, a federally-chartered savings bank, having its executive offices in Annapolis, Maryland.

“SSB Board” means the Board of Directors of SSB.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Transferred Employees” has the meaning set forth in Section 6.11(d).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

“Trust” means the Severn Capital Trust I.

Article II

THE MERGER

2.01        The Merger.

(a)         The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Severn shall merge with and into SHBI (the “Merger”) in accordance with the applicable provisions of the MDGCL, the separate corporate existence of Severn shall cease and SHBI shall survive and continue to exist as a corporation incorporated under the MDGCL (SHBI, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b)          Name. The name of the Surviving Corporation shall be “Shore Bancshares, Inc.”

(c)         Articles and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the SHBI Articles and the SHBI Bylaws as in effect immediately prior to the Merger.

(d)        Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of SHBI immediately prior to the Merger, except for the addition of four new directors as contemplated by Section 6.12, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of SHBI immediately prior to the Merger.

(e)          Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the SHBI Articles immediately prior to the Merger.

(f)           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the MDGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Severn shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Severn shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g)            Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of Severn acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Severn, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02            Effective Date and Effective Time; Closing.

(a)            Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger, the form of which is attached hereto as Annex B (the “Articles of Merger”), to be filed with the MD SDAT pursuant to the MDGCL on (i) a date mutually selected by SHBI and Severn after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon the filing of the Articles of Merger with the MD SDAT or such later time as specified in the Articles of Merger. The date of such filing with the MD SDAT is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)            A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”). At the Closing, there shall be delivered to SHBI and Severn the certificates and other documents required to be delivered under Article VII hereof.

2.03            Bank Merger. As soon as practicable after the execution of this Agreement, or on such later date as SHBI and Severn shall agree, SHBI and Severn shall cause Shore United and SSB, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex C, which provides for the merger of SSB with and into Shore United, with Shore United as the surviving institution (the “Bank Merger”), in accordance with applicable law, regulation or policies imposed by any Governmental Authority and the terms of the Bank Merger Agreement, immediately after consummation of the Merger. The Bank Merger Agreement provides that the directors of Shore United immediately after the Bank Merger shall be the directors of Shore United immediately prior to the Bank Merger, except for the addition of four new directors as contemplated by Section 6.12.

2.04        Charter Conversion.     Prior to the completion of the Bank Merger, Shore United shall obtain the approval of the OCC to convert to a national banking association and consummate its conversion to a national banking association under the title “Shore United Bank, National Association” (“Charter Conversion”).

Article III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01        Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of any holder of shares of Severn Common Stock:

(a)         SHBI Common Stock. Each share of SHBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)         Severn Common Stock. Subject to Sections 3.02, 3.04, 3.05 and 3.06, each share of Severn Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.6207 of a share of SHBI Common Stock (the “Exchange Ratio”) and cash consideration of $1.59.

3.02          Exchange Procedures.

(a)       Mailing of Transmittal Material. Provided that Severn has delivered, or caused to be delivered, to the agent designated by SHBI (who, if different than SHBI’s or Severn’s then serving registrar and transfer agent, is reasonably acceptable to Severn) (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, as promptly as practicable following the Effective Date (but in no event more than five (5) Business Days after the Effective Date), mail and otherwise make available to each holder of record of Severn Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to Severn (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Severn Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Severn Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b)         SHBI Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, SHBI shall deliver to the Exchange Agent, to be given to the holders of Severn Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III, (i) certificates, or at SHBI’s option, evidence of shares in book entry form, representing the number of whole shares of SHBI Common Stock issuable to the holders of Severn Common Stock as part of the Merger Consideration and (ii) an amount in cash equal to the amount due as part of the Merger Consideration and the amount due in lieu of fractional shares pursuant to Section 3.04. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of SHBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of SHBI Common Stock for the account of the Persons entitled thereto.

(c)            Issued Shares. All shares of SHBI Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by SHBI in respect of the SHBI Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of SHBI Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the SHBI Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of SHBI Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of SHBI Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SHBI Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

(d)            Exchange Agent Deliveries.

(i)            Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of SHBI Common Stock and the amount of cash, if any, into which the aggregate number of shares of Severn Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to SHBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)            Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Severn Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of SHBI Common Stock and the amount of cash into which such Severn Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Severn of Certificates or Book-Entry Shares representing shares of Severn Common Stock and, if such Certificates or Book-Entry Shares are presented to Severn for transfer, they shall be cancelled against delivery of certificates for SHBI Common Stock and cash as hereinabove provided.

(e)          Lost or Destroyed Certificates; Issuances of SHBI Common Stock in New Names. The Exchange Agent shall not be obligated to deliver a certificate or certificates representing shares of SHBI Common Stock to which a holder of Severn Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Severn Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by SHBI. If any certificates evidencing shares of SHBI Common Stock are to be issued in a name other than that in which the Certificate evidencing Severn Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of SHBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)          Unclaimed Merger Consideration. The exchange of shares of Severn Common Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of Severn to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03         Rights as Shareholders. At the Effective Time, holders of Severn Common Stock shall cease to be, and shall have no rights as, shareholders of Severn other than to receive the Merger Consideration provided for under this Article III.

3.04       No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of SHBI Common Stock shall be issued in the Merger. Each holder of Severn Common Stock who otherwise would have been entitled to a fraction of a share of SHBI Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $10.60, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05          Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of SHBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in SHBI Common Stock, the Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of SHBI Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in SHBI Common Stock.

3.06          Withholding Rights. SHBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Severn Common Stock such amounts as SHBI reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of Severn Common Stock in respect of which such deduction and withholding was made by SHBI.

3.07          Severn Options. At the Effective Time, each option to acquire shares of Severn Common Stock (collectively, the “Severn Options”) whether vested or unvested which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from Severn immediately prior to the Effective Time a single lump sum cash payment, equal to the product of (i) the number of shares of Severn Common Stock subject to such Severn Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) $10.60 over (B) the exercise price per share of such Severn Option (the “Option Merger Consideration”), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Severn Option is equal to or greater than $10.60, such Severn Option shall be canceled without any cash payment being made in respect thereof. Severn shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding Severn Option with regard to the cancellation of such Severn Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Severn Equity Plans and all Severn Options issued thereunder shall terminate at the Effective Time. Obtaining a written acknowledgment by Severn from each holder of the outstanding Severn Options as contemplated by this Section 3.07 shall not be a condition precedent to paying the Option Merger Consideration to such holders.

3.08          Reservation of Shares. Prior to the Closing, the SHBI Board shall reserve for issuance a sufficient number of shares of SHBI Common Stock for the purpose of issuing its shares in exchange for shares of Severn Common Stock in the Merger.

Article IV

ACTIONS PENDING ACQUISITION

4.01          Forbearances of Severn. From the date hereof until the earlier of the Effective Time or the termination of the Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, or as consented to in advance by SHBI in writing, Severn will not, and will cause each of its Subsidiaries not to:

(a)            Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and SHBI the goodwill of the customers of Severn and its Subsidiaries and others with whom material business relations exist.

(b)            Capital Stock. (i) Except for the issuance of shares of Severn Common Stock as payment for the exercise of Severn Options, in accordance with the terms of the applicable Severn Option award, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)            Dividends; Reclassifications; Etc.

(i)            Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Severn Common Stock, other than dividends on shares of Severn Common Stock in the ordinary course of business and so long as the amount of any dividend does not exceed $0.05 per share of Severn Common Stock per quarter.

(ii)           Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Severn Common Stock (except for the acceptance of shares of Severn Common Stock as payment for the exercise of Severn Options or for withholding taxes incurred in connection with the exercise of Severn Options).

(d)            Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of Severn or its Subsidiaries (for the avoidance of doubt, this limitation shall not apply to employment agreements or change in control agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees), grant or announce any severance or termination pay (other than pursuant to a severance arrangement or policy disclosed in Section 5.03(m)(v) of Severn’s Disclosure Schedule), or increase or announce any increase in any employee benefit (including incentive or bonus payments), except for changes required by applicable law or in accordance with Severn’s existing employee benefit plans and set forth in Section 4.01(d) of Severn’s Disclosure Schedule.

(e)             Hiring. Hire any person as a Senior Officer of Severn or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of Severn’s Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of Severn’s Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of Severn or a Subsidiary of Severn and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the Transaction, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

(f)             Benefit Plans. Except as set forth in Section 4.01(f) of Severn’s Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate, or, except as otherwise required by the terms of the applicable benefit plan or arrangement in effect as of the date of this Agreement, make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Severn or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, in each case except (y) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of Severn’s Disclosure Schedule or (z) as may be required by applicable law.

(g)            Dispositions. Except as set forth in Section 4.01(g) of Severn’s Disclosure Schedule and except as set forth in Section 4.01(r) hereof, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practice and are not material to Severn and its Subsidiaries taken as a whole.

(h)            Acquisitions. Except as set forth in Sections 4.01(i), 4.01(r) and 4.01(s), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof.

(i)             Capital Expenditures. Except as set forth in Section 4.01(i) of Severn’s Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j)             Governing Documents. Amend the Severn Articles, the Severn Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Severn.

(k)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP or Governmental Authority.

(l)             Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)           Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Severn or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Severn or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of SHBI or any of its Subsidiaries following the consummation of the Transaction (including Severn and SSB) or create precedent for claims that are reasonably likely to be material to SHBI and its Subsidiaries, taken as a whole, following the consummation of the Transaction.

(n)            Banking Operations. Except as set forth in Section 4.01(n) of Severn’s Disclosure Schedule, Enter into any new material line of business; introduce any material new products or services; change its lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, or the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation, policies imposed by any Governmental Authority or in conformity with GAAP; invest in any mortgage-backed or mortgage-related security that would be risk–weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)            Marketing. Introduce any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to SHBI prior to the date hereof).

(p)            Derivatives Contracts. Enter into any Derivatives Contract other than those for the purpose of hedging against interest rate risk from the origination of residential mortgage loans to be sold in the secondary market consistent with past practice.

(q)            Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, FHLB and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)             Investment Securities. (i) Acquire (other than by way of default or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or Equity Investment that would result in the total combined securities portfolio from exceeding 10% of consolidated assets or (ii) dispose of any debt security or Equity Investment.

(s)            Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made in the ordinary course of business, consistent with past practice, in amounts not to exceed (A) $2.0 million if such Loan is secured by residential real estate or (B) $5.0 million if such Loan is a commercial and industrial loan, construction loan or is secured by commercial or multi-family real estate, provided, that Shore United Bank shall be required to respond to any request for consent to make such Loan in writing within three Business Days after receipt of all information which would be necessary for Shore United Bank to make a determination in the ordinary course of business to underwrite the Loan requested by SSB and, which consent shall be deemed to have been given if Shore United Bank has not objected to a proposed action by SSB within three Business Days after such information is received by Shore United Bank; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure any Loans (with the exception of Loans restructured due to COVID-19); (iii) enter into any Loan securitization or create any special purpose funding entity; (iv) purchase any consumer Loan; or (v) enter into any agreement or arrangement providing for the purchase of a Loan participation.

(t)             Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)            Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of Severn or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of Severn or any of its Subsidiaries (or the assets and liabilities of Severn or any of its Subsidiaries), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended income or other material Tax Return.

(v)            Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than SHBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)           Transactions with Insiders. Except as set forth in Section 4.01(w) of Severn’s Disclosure Schedule, make or propose to make any loan to or enter into any transaction with any of Severn or any of its Subsidiaries’ directors or executive officers (other than those entered into on an arms’ length basis, in the ordinary course and consistent with past practice and in compliance with applicable law, regulation and policies imposed by any Governmental Authority).

(x)            Adverse Actions. Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, such that the condition to the Merger set forth in Section 7.03(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv)  a material delay in the ability of SHBI or Severn to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of SHBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(y)            Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02          Forbearances of SHBI. From the date hereof until the earlier of the Effective Time or the termination of the Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as required by applicable law, regulation or policies imposed by any Governmental Authority, or without the prior written consent of Severn, SHBI will not, and will cause each of its Subsidiaries not to:

(a)            Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and Severn the goodwill of the customers of SHBI and its Subsidiaries and others with whom material business relations exist.

(b)            Dividends; Reclassifications; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of SHBI Common Stock, other than in the ordinary course of business and consistent with past practices.

(c)            Governing Documents. Amend the SHBI Articles or the SHBI Bylaws.

(d)            Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Severn or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(e)            Adverse Actions. Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time such that the condition to the Merger set forth in Section 7.02(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of SHBI or Severn to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of SHBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(f)             Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Article V

REPRESENTATIONS AND WARRANTIES

5.01          Disclosure Schedules. On or prior to the date hereof, SHBI has delivered to Severn a schedule and Severn has delivered to SHBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect; further provided, that non-public information as set forth in 12 C.F.R. 4.32(b) that is prohibited from disclosure shall not be disclosed by any party and nothing in this Agreement shall require such disclosure.

5.02          Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of Severn on the one hand or SHBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of Severn contained in Section 5.03(b) which shall be true in all respects and the representations of Severn contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03          Representations and Warranties of Severn. Subject to Sections 5.01 and 5.02, Severn hereby represents and warrants to SHBI:

(a)            Organization, Standing and Authority. Severn is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Severn is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Severn and its Subsidiaries, taken as a whole. Severn has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the Severn Articles and Severn Bylaws which have previously been made available to SHBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Severn and each of its Subsidiaries previously made available to SHBI contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b)            Severn Capital Stock. The authorized capital stock of Severn consists solely of 20,000,000 shares of Severn Common Stock, of which 12,850,549 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of Severn preferred stock, no shares of which were issued and outstanding as of the date hereof. The outstanding shares of Severn Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Severn Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Severn’s Disclosure Schedule sets forth, as of the date hereof, for each Severn Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Severn Common Stock subject to each Severn Option, the number of shares of Severn Common Stock subject to Severn Options that are currently exercisable and the exercise or strike price per share. Each Severn Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Severn Common Stock as of the grant date; and (ii) has been issued in compliance in all material respects with applicable laws. Except as set forth in this Section 5.03(b), there are no shares of Severn Common Stock or Severn preferred stock reserved for issuance (other than additional shares of Severn Common Stock reserved for issuance in future awards under the Severn Equity Plans), Severn does not have any Rights issued or outstanding with respect to Severn Common Stock and Severn does not have any commitment to authorize, issue or sell any Severn Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Severn may vote are outstanding.

(c)            Subsidiaries.

(i)             (A) Section 5.03(c)(i)(A) of Severn’s Disclosure Schedule sets forth a list of all of Severn’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Severn owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to Severn) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Severn or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Severn’s rights to vote or to dispose of such securities and (F) all the Equity Securities of Severn’s Subsidiaries held by Severn or its Subsidiaries are fully paid and nonassessable (except for assessments required under the MFIC with respect to SSB’s capital stock) and are owned by Severn or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the Severn Subsidiaries may vote are outstanding.

(ii)            Except as set forth in Section 5.03(c)(ii) of Severn’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Severn’s Subsidiaries and stock in the FHLB, Severn does not own beneficially, directly or indirectly, any Equity Securities of any Person or any interest in a partnership or joint venture of any kind.

(iii)           Each of Severn’s Subsidiaries has been duly organized, is validly existing and is in good standing (except for SSB which is only duly organized and validly existing), in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had nor would reasonably be expected to have a Material Adverse Effect on Severn and its Subsidiaries, taken as a whole.

(iv)           The deposit accounts of SSB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and SSB has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

(d)            Corporate Power. Each of Severn and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and Severn has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause SSB to consummate the Bank Merger Agreement, and SSB has the corporate power and corporate authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities, the Severn Shareholder Approval and the consent of SSB’s sole shareholder.

(e)            Corporate Authority. Subject to receipt of the Severn Shareholder Approval and the consent of SSB’s sole shareholder, this Agreement, the Bank Merger Agreement and the Transaction have been authorized by all necessary corporate action of Severn and SSB and the Severn Board and SSB Board on or prior to the date hereof. Severn has duly executed and delivered this Agreement and assuming due authorization, execution and delivery by SHBI, this Agreement is a valid and legally binding obligation of Severn, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)             Regulatory Approvals; No Defaults.

(i)             Except as set forth in Section 5.03(f) of Severn’s Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Severn or any of its Subsidiaries in connection with the execution, delivery or performance by Severn of this Agreement and by SSB of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the MD OCFR and the OCC, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of SHBI Common Stock in the Merger, (C) approval of listing of such SHBI Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the MD SDAT pursuant to the MDGCL and (2) the Bank Merger Agreement with the OCC and MD SDAT and the MD OCFR pursuant to the MDGCL and the MFIC, (E) the Severn Shareholder Approval and the SHBI Shareholder Approval and (F) the consent of SSB’s and Shore United Bank’s sole shareholder. To the Knowledge of Severn, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)            Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Severn and the Bank Merger Agreement by SSB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time, or both), any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which Severn or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Material Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Severn or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or Material Contract except in the case of clauses (A) and (C) above where such violations, conflicts, or defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Severn.

(g)            Financial Reports and Securities Documents; Undisclosed Liabilities; Internal Controls.

(i)             Except as set forth in Section 5.03(g)(i) of Severn’s Disclosure Schedule, Severn’s Annual Report on Form 10-K for the year ended December 31, 2019 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2019 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “Severn’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any of Severn’s Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Severn and its Subsidiaries as of its date, and each of the consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income and cash flows, as the case may be, of Severn and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto except as may be noted therein. The books and records of Severn and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)            Except as set forth on the unaudited consolidated balance sheet of Severn dated as of September 30, 2020 and included in Severn’s Securities Documents filed prior to the date hereof, neither Severn nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2020 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to Severn’s Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in a Material Adverse Effect in the future.

(iii)           Since September 30, 2020, (A) Severn and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iii) of Severn’s Disclosure Schedule, neither Severn nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Severn.

(iv)           Except as set forth in Section 5.03(g)(iv) of Severn’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by Severn or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Severn or its Subsidiaries, to cause Severn or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Severn or its Subsidiaries.

(v)            The records, systems, controls, data and information of Severn and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Severn or its Subsidiaries (either directly or through Severn’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(v). Severn (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Severn and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Severn by others within Severn or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Severn’s outside auditors and the audit committee of the Severn Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Severn’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Severn’s internal controls over financial reporting. These disclosures were made in writing by management to Severn’s auditors and audit committee and a copy has previously been made available to SHBI.

(vi)            Since January 1, 2018, (A) neither Severn nor any of its Subsidiaries nor, to the Knowledge of Severn, any director, officer, employee, auditor, accountant or representative of Severn or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Severn or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Severn or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Severn or any of its Subsidiaries, whether or not employed by Severn or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Severn or any of its Subsidiaries or their respective officers, directors, employees or agents to the Severn Board or any committee thereof or, to the Knowledge of Severn, to any director or officer of Severn or any of its Subsidiaries.

(h)            Legal Proceedings. Section 5.03(h) of Severn’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against Severn or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of Severn’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against Severn or any of its Subsidiaries and, to Severn’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither Severn nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Severn.

(i)             Regulatory Matters.

(i)            Since January 1, 2018, Severn and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and Severn has previously delivered or made available to SHBI accurate and complete copies of all such reports. In connection with the most recent examination of Severn and its Subsidiaries by the appropriate regulatory authorities, neither Severn nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Severn believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Severn taken as a whole.

(ii)            Neither Severn nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Severn or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Severn and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)           Neither Severn nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)           (A) No Governmental Authority has initiated since January 1, 2018 or has pending any proceeding, enforcement action or, to the Knowledge of Severn, investigation or inquiry into the business, operations, policies, practices or disclosures of Severn or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Severn and its Subsidiaries), or, to the Knowledge of Severn, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Severn or any of its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

(v)            The most recent regulatory rating given to SSB as to compliance with the Community Reinvestment Act is at least “satisfactory.” To the Knowledge of Severn, since the last regulatory examination of SSB with respect to Community Reinvestment Act compliance, SSB has not received any material complaints as to Community Reinvestment Act compliance.

(j)             Compliance With Laws. Each of Severn and its Subsidiaries:

(i)             except as set forth in Section 5.03(j) of Severn’s Disclosure Schedule, is, and at all times since January 1, 2018, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB, and OCC regulations pursuant thereto, the Home Owners’ Loan Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of Severn and its Subsidiaries related to customer data, privacy and security;

(ii)            has, and at all times since January 1, 2018, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Severn’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)           has received no notification or communication from any Governmental Authority (A) asserting that Severn or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Severn’s Knowledge, do any grounds for any of the foregoing exist).

(k)            Material Contracts; Defaults.

(i)             Except for documents set forth in Section 5.03(k)(i) of Severn’s Disclosure Schedule, neither Severn nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of Severn or any of its Subsidiaries to indemnification from Severn or any of its Subsidiaries, (C) which provides for the payment by Severn or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving Severn or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $150,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Severn or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $300,000 or more in any single case or $750,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $150,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $150,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by Severn or any of its Subsidiaries, (N) which materially restricts the conduct of any business by Severn or any of its Subsidiaries or limits the freedom of Severn or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Severn or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits Severn or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of Severn’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of Severn’s and SSB’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to SHBI as of the date hereof.

(ii)            Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Severn or its Subsidiaries and, to Severn’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Severn or its Subsidiaries, and to Severn’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Severn and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither Severn nor its Subsidiaries nor, to Severn’s Knowledge, any other parties thereto, is in default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of Severn’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by Severn or any of its Subsidiaries to any third party is currently outstanding. With respect to the Material Contracts, to Severn’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii)           Section 5.03(k)(iii) of Severn’s Disclosure Schedule sets forth a schedule of all holders of five percent (5%) or more of Severn Common Stock and executive officers and directors of Severn and its Subsidiaries who have outstanding loans from Severn or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)             No Brokers. No action has been taken by Severn or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Piper, Sandler & Co., which are set forth in Section 5.03(l) of Severn’s Disclosure Schedule. Copies of all agreements with Piper, Sandler & Co. have been previously provided or made available to SHBI.

(m)           Employee Benefit Plans.

(i)             All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Severn or any entity that would be deemed to be a single employer with Severn or any Subsidiary under Section 4001(b)(1) of ERISA or Section 414 of the Code (each an “ERISA Affiliate”)for the benefit of current or former employees of Severn and its Subsidiaries (the “Employees”) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Severn may have any liability (direct, indirect or contingent) including, without limitation, as a result of being deemed an ERISA Affiliate (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of Severn’s Disclosure Schedule. True and complete copies of the following documents have been provided or made available to SHBI: (A) all Benefit Plans and all written agreements underlying a funding medium for or relating to the administration of any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management and insurance contracts, certificates of coverage and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”) and a copy of any “top hat” filings with the DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (E) the most recent actuarial report, if any, relating to each Benefit Plan; (F) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and the results of all applicable compliance test for the most recent plan year.

(ii)            Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, is so qualified, has been so qualified since its adoption, and has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and to Severn’s Knowledge no circumstances exist that are reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to Severn’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither Severn nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material liability, fine or penalty of any kind with respect to any Benefit Plan under either the Code or ERISA. No assets of Severn or any Subsidiary are subject to an encumbrance or lien that may be imposed under ERISA or the Code with respect to the operation, administration or funding of any Benefit Plan. Since January 1, 2018, no Benefit Plan or related trust has been the subject of an audit, investigation or examination or other proceeding by the IRS, the DOL or other Governmental Authority. There have been no nonexempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Benefit Plan. With respect to each Benefit Plan, as applicable, all reports and disclosures required to be filed or delivered under ERISA and the Code have been accurate in all material respects as of the date filed, have been filed or distributed in a timely manner, and any Taxes due in connection with such filings have been paid.

(iii)           Neither Severn nor any ERISA Affiliate maintains contributes to, or has an obligation to contribute to nor at any time during the past six years has maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA” or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of Severn’s Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of Severn’s Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

(iv)           All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made or paid when due in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Severn Financial Statements. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to Severn or any of its Subsidiaries, the premiums for which are paid directly by Severn or any of its Subsidiaries, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

(v)            Except as set forth in Section 5.03(m)(v) of Severn’s Disclosure Schedule, none of the execution of this Agreement, Severn shareholder approval and adoption of the Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of Severn or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Neither Severn nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 409A or Section 4999 of the Code. Except as set forth in Section 5.03(m)(v) of Severn’s Disclosure Schedule, Severn and its subsidiaries have not and will not, as a result of the actions contemplated by this Agreement pay any compensation that is not deductible under Sections 162 or 280G of the Code.

(vi)           Neither Severn nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(vii)          Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as a “Severn NQDP”) has been maintained, as to both form and operation, in material compliance with Section 409A of the Code. Neither Severn nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

(viii)         Except as set forth in Section 5.03(m)(viii) of Severn’s Disclosure Schedule and Section 6.11(d), each Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon Severn or its ERISA Affiliates. Neither Severn nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(n)            Labor Matters.

(i)             Section 5.03(n)(i) of Severn’s Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of Severn and each of its Subsidiaries and each other employee of Severn and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers and employees and independent contractors and consultants that are natural persons in 2019 and 2020 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Severn and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii)            To Severn’s Knowledge, no officer or director of Severn or any of its Subsidiaries or any employee, independent contractor or consultant of Severn or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Severn or any of its Subsidiaries to conduct its business as currently conducted.

(iii)           Neither Severn nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither Severn nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Severn or any of its Subsidiaries, in any capacity.

(iv)           None of the officers, employees or consultants of Severn or any of its Subsidiaries has informed Severn or such Subsidiary of his or her intent, nor does Severn have any Knowledge of any of the officers, employees or consultants of Severn or any of its Subsidiaries having an intention, to terminate employment with Severn or any of its Subsidiaries during the next twelve (12) months.

(v)            Neither Severn nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Severn or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Severn or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it pending or, to Severn’s Knowledge, threatened, nor does Severn have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of Severn and its Subsidiaries has paid in full, in all material respects, all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of Severn’s Disclosure Schedule, the employment of each officer and employee of Severn and each of its Subsidiaries is terminable at the will of Severn or such Subsidiary.

(vi)           Except as set forth in Section 5.03(n)(vi) of Severn’s Disclosure Schedule, there is no pending or, to Severn’s Knowledge, threatened legal proceeding involving Severn or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Severn or any of its Subsidiaries, on the other hand, and (B) no other Person, to Severn’s Knowledge, has threatened any claim or any legal proceeding against Severn or any of its Subsidiaries (or, to Severn’s Knowledge, against any officer, director or employee of Severn or any of its Subsidiaries) relating to employees or former employees of Severn or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(vii)          Severn and each of its Subsidiaries is, and at all times since January 1, 2018 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders or decrees of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, or decrees relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.

(o)            Environmental Matters. Except as set forth in Section 5.03(o) of Severn’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to Severn’s Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on Severn or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to Severn’s Knowledge, threatened against Severn or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Severn, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Severn; (ii) Severn and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to Severn’s Knowledge, formerly owned or operated by Severn or any of its Subsidiaries, or any property in which Severn or any of its Subsidiaries holds a security interest or a fiduciary or management role (“Severn Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Severn; (iv) in accordance with the Secured Creditor Exemption, neither Severn nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any Severn Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Severn; (v) neither Severn nor any of its Subsidiaries nor, to Severn’s Knowledge, any Person whose liability Severn or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither Severn nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to Severn’s Knowledge, formerly owned or operated property, any Severn Loan Property, or to Severn’s Knowledge any Person whose liability Severn or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against Severn, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Severn Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Severn; (vii) Severn has provided and made available to SHBI copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to Severn, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term “Secured Creditor Exemption” has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

(p)          Tax Matters.

(i)            (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Severn Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to the Severn Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the Severn Group did not, as of the date of the most recent financial statements included in Severn’s Securities Documents, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Severn Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of the Severn Group have been waived by or on behalf of the Severn Group.

(ii)          Severn has made available to SHBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the Severn Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to the Severn Group or its income, assets or operations. Section 5.03(p)(ii) of Severn’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the Severn Group that have been examined by any Tax authority since January 1, 2016.

(iii)          To the Knowledge of Severn, except as set forth in Section 5.03 (p)(iii) of Severn’s Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the Severn Group, nor has the Severn Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv)          No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the Severn Group does not already file Tax Returns that the Severn Group is or may be subject to taxation by that jurisdiction.

(v)           The Severn Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable law, regulation or policies imposed by any Governmental Authority relating to the withholding and payment of Taxes.

(vi)        The Severn Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

(vii)        There are no Liens or other encumbrances on any of the assets of the Severn Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(viii)        No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the Severn Group.

(ix)          No member of the Severn Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the Severn Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)           No member of the Severn Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

(xi)         The Severn Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of Severn pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

(xii)        Except as set forth in Section 5.03(p)(xii) of Severn’s Disclosure Schedule, neither Severn nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

(xiii)       The Severn Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS, or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the regulations thereunder.

(xiv)       No power of attorney granted by any member of the Severn Group relating to Taxes is currently in force.

(xv)        No member of the Severn Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Severn is the parent) or has any liability for Taxes of any Person (other than another member of the Severn Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (“Treasury Regulations”) or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xvi)       The Severn Group has not filed a consent under Section 341(f) of the Code.

(xvii)      No property owned by the Severn Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (C) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(xviii)     The Severn Group does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xix)       Any adjustment of Taxes of the Severn Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

(xx)        The Severn Group is not required to include in income any amount for an adjustment pursuant to (A) election by the Severn Group under Section 108(i) of the Code or the Treasury Regulations thereunder or (B) any other election, action, or agreement by the Severn Group that would have the effect of deferring any liability for Taxes of the Severn Group.

(q)          Risk Management Instruments.

(i)            Other than those for the purpose of hedging against interest rate risk from the origination of residential mortgage loans to be sold in the secondary market consistent with past practice, neither Severn nor any of its Subsidiaries is a party to, or has agreed to enter into, a Derivatives Contract, whether for the account of Severn or any of its Subsidiaries.

(ii)        “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any Severn Options.

(r)           Loans; Nonperforming and Classified Assets.

(i)            Each Loan on the books and records of Severn and its Subsidiaries was made and has been serviced in all material respects in accordance with SSB’s lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to Severn’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by Severn to SHBI accurately reflect in all material respects the Loan portfolio of Severn and its Subsidiaries as of the date of such loan tape.

(ii)          Severn has set forth in Section 5.03(r)(ii) of Severn’s Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Severn’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Severn, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by Severn); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2020; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Severn or any of its Subsidiaries, or to Severn’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)          Properties. To Severn’s Knowledge, all real and personal property owned by Severn or any of its Subsidiaries or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practice in all material respects. Severn has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Severn as of September 30, 2020 included in the Severn Financial Statements, or acquired after such date, other than properties sold by Severn or any of its Subsidiaries in the ordinary course of business, except for Permitted Liens or as shown on the title policies listed in Section 5.03(s) of Severn’s Disclosure Schedule. All real and personal property which is material to Severn’s business on a consolidated basis and leased or licensed by Severn or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Severn or any of its Subsidiaries and, to Severn’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against Severn or such Subsidiary of Severn, and to Severn’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Except as set forth in Section 5.03(s) of Severn’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time. Neither Severn nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of Severn as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify in any material respect any real property lease. To Severn’s Knowledge, Severn and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t)           Intellectual Property; Information Technology; Security.

(i)            Each of Severn and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used in and material to the conduct of its business as currently conducted, and neither Severn nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Severn has listed all registered Intellectual Property owned by Severn and its Subsidiaries, and all contracts to which Severn and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of Severn and its Subsidiaries, in Section 5.03(t)(i) of Severn’s Disclosure Schedule (other than commercially available “shrink wrap” or “click wrap” licenses). Each of Severn and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Severn’s Knowledge, such Intellectual Property is valid and enforceable.

(ii)           (A) Each of Severn and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to Severn’s Knowledge, the use of any Intellectual Property by Severn or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to Severn’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of Severn or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Severn or any of its Subsidiaries; and (D) neither Severn nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against Severn or any of its Subsidiaries with respect to any Intellectual Property used by Severn or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, Severn and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against Severn or any of its Subsidiaries that is likely to succeed.

(iii)          To Severn’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and material to the conduct of Severn’s and its Subsidiaries respective businesses (collectively, “Severn IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use.  The Severn IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct business as currently conducted.   Neither Severn nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Severn IT Systems.  Severn and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither Severn nor any of its Subsidiaries is in breach of any Material Contract related to any Severn IT Systems.

(u)          Intentionally omitted.

(v)        Books and Records. The books and records of Severn and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Severn and its Subsidiaries.

(w)         Insurance. Section 5.03(w) of Severn’s Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained as of the date hereof by Severn and its Subsidiaries (“Insurance Policies”), which includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. Severn and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither Severn nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of Severn’s Disclosure Schedule, there is no claim for coverage by Severn or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither Severn nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(x)          Allowance For Loan Losses. SSB’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with SSB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)          Intentionally Omitted.

(z)          Required Vote; Antitakeover Provisions.

(i)            The affirmative vote (or action by written consent) of the holders of at least two-thirds of the outstanding shares of Severn Common Stock entitled to vote (or consent) is necessary to approve and adopt the Agreement on behalf of Severn (the “Severn Shareholder Approval”). No other vote (or consent) of the shareholders of Severn is required by law, the Severn Articles, the Severn Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii)           Based on the representation and warranty of SHBI contained in Section 5.04(o), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the MDGCL or any applicable provisions of the Severn Articles and Severn Bylaws or the takeover laws of any other state (and any comparable provisions of the Severn Articles and Severn Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa)        Fairness Opinion. The Severn Board has received the opinion of Piper Sandler & Co., to the effect that as of the date thereof, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of Severn Common Stock from a financial point of view.

(bb)       Transactions in Securities.

(i)            Since January 1, 2018, all offers and sales of Severn Common Stock by Severn were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)           Neither Severn, none of its Subsidiaries, nor, to Severn’s Knowledge, (A) any director or executive officer of Severn or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Severn Common Stock or other securities issued by Severn (1) during any period when Severn was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(cc)        Registration Obligation. Neither Severn nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(dd)      Personal Data; Privacy Requirements. In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers and any other information that is “nonpublic personal information” concerning a consumer for Title V of the Gramm Leach Bliley Act and its implementing regulation 12 C.F.R. Part 1016 or otherwise protected information under similar federal or state privacy laws (“Personal Data”), Severn and its Subsidiaries have at all times complied with and currently comply in all material respects with all applicable statutes and regulations in all relevant jurisdictions where Severn currently conducts business, its publicly available privacy policy, any privacy policy otherwise furnished for customers and any third party privacy policies which Severn has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of Severn (the “Privacy Requirements”). Severn and its Subsidiaries have adopted a written information security program approved by their respective boards of directors. Such information security program meets the requirements of 12 C.F.R. part 30, Appendix B (the “Information Security Requirements”) and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (B) Severn’s and its Subsidiaries’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements. To the Knowledge of Severn, neither Severn nor its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the Personal Data under Severn’s or its Subsidiaries’ control or possession. Severn and its Subsidiaries have required and do require all third parties to which any of them provide Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

(ee)       No Additional Representations. Except for the representations and warranties made by Severn in this Section 5.03, as Previously Disclosed, or in any certificate delivered by Severn to SHBI, neither Severn nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Severn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Severn hereby expressly disclaims any such other representations and warranties.

5.04        Representations and Warranties of SHBI. Subject to Sections 5.01 and 5.02, and except as Previously Disclosed, SHBI hereby represents and warrants to Severn as follows:

(a)          Organization, Standing and Authority. SHBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. SHBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole. SHBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)          SHBI Capital Stock.

(i)            As of the date hereof, the authorized capital stock of SHBI consists solely of 35,000,000 shares of SHBI Common Stock, of which 11,727,276 shares were issued and outstanding as of the date hereof. The outstanding shares of SHBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of SHBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of SHBI, except for shares of SHBI Common Stock issuable pursuant to the SHBI Benefit Plans and by virtue of this Agreement.

(ii)          The shares of SHBI Common Stock to be issued in exchange for shares of Severn Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)          Shore United.

(i)            Shore United is duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Shore United is duly licensed by the MD OCFR and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Shore United has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

(ii)         (A) SHBI owns, directly or indirectly, all the issued and outstanding equity securities of Shore United, (B) no equity securities of Shore United are or may become required to be issued (other than to SHBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Shore United is or may be bound to sell or otherwise transfer any of its equity securities (other than to SHBI or any of its wholly-owned Subsidiaries) , (D) there are no contracts, commitments, understandings, or arrangements relating to SHBI’s right to vote or to dispose of such securities and (E) all the Equity Securities of Shore United held by SHBI are fully paid and nonassessable (except for assessments required under the MFIC with respect to SHBI’s capital stock) and are owned by SHBI free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Shore United may vote are outstanding.

(iii)          Other than Shore United, SHBI has no subsidiaries.

(d)          Corporate Power. Each of SHBI and Shore United has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. SHBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Shore United to consummate the Bank Merger Agreement, and Shore United has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by SHBI’s shareholders of the issuance of SHBI Common Stock in the Merger and the consent of Shore United’s sole shareholder.

(e)         Corporate Authority. Subject to the receipt of the SHBI Shareholder Approval, this Agreement and the Transaction and the Bank Merger Agreement and the Bank Merger have been authorized by all necessary corporate action of SHBI, the SHBI Board, Shore United and the Shore United Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Shore United on or prior to the date hereof. This Agreement has been duly executed and delivered by SHBI and, assuming due authorization, execution and delivery by Severn, this Agreement is a valid and legally binding agreement of SHBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Regulatory Approvals; No Defaults.

(i)           No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SHBI or any of its Subsidiaries in connection with the execution, delivery or performance by SHBI of this Agreement and by Shore United of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the OCC and the MD OCFR, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of SHBI Common Stock in the Merger, (C) approval of listing of such SHBI Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the MD SDAT pursuant to the MDGCL and (2) the Bank Merger Agreement with the OCC and MD OCFR and MD SDAT pursuant to the MDGCL and the MFIC, and (E) the SHBI Shareholder Approval and the Severn Shareholder Approval and (F) the consent of SSB’s and Shore United Bank’s sole shareholder. To the Knowledge of SHBI, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)         Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by SHBI and the Bank Merger Agreement by Shore United and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (with or without notice, lapse of time or both) any law, code, ordinance, rule or regulation, or any judgment decree, injunction, order, governmental permit or license, to which SHBI or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of SHBI or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument except in the case of clauses (A) and (C) above where such violations, conflicts, or defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SHBI.

(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)            SHBI's Annual Report on Form 10-K for the year ended December 31, 2019 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2019 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “SHBI’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of SHBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in SHBI’s Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of SHBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto except as may be noted therein. The books and records of SHBI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)          The records, systems, controls, data and information of SHBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SHBI or its Subsidiaries (either directly or through SHBI’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.04(g)(ii). SHBI (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to SHBI and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of SHBI by others within SHBI or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to SHBI’s outside auditors and the audit committee of the SHBI Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect SHBI’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in SHBI’s internal controls over financial reporting. These disclosures were made in writing by management to SHBI’s auditors and audit committee and a copy has previously been made available to Severn.

(iii)           Since September 30, 2020, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole.

(h)          Legal Proceedings. Except as disclosed on Schedule 5.04(h) of SHBI’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against SHBI or any of its Subsidiaries and, to SHBI’s Knowledge, no litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole. Neither SHBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole.

(i)           No Brokers. No action has been taken by SHBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by SHBI to Janney Montgomery Scott.

(j)           Regulatory Matters.

(i)           Since January 1, 2018, SHBI and each of its Subsidiaries has duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable law, regulation or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law, regulation or policies imposed by any Governmental Authority. In connection with the most recent examination of SHBI and each of its Subsidiaries by the appropriate regulatory authorities, neither SHBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which SHBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole. The most recent regulatory rating given to Shore United as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of SHBI, since Shore United’s last regulatory examination of Community Reinvestment Act compliance, Shore United has not received any complaints as to Community Reinvestment Act compliance.

(ii)          Neither SHBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has SHBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. SHBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)        Neither SHBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)          (A) No Governmental Authority has initiated since January 1, 2018 or has pending any proceeding, enforcement action or, to SHBI’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of SHBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of SHBI or the applicable Subsidiary), or, to SHBI’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SHBI or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

(v)           SHBI and Shore United are “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Shore United under the Community Reinvestment Act is no less than “satisfactory.”  Neither SHBI nor Shore United has received any notification from a Governmental Authority that their status as “well-capitalized” or “satisfactory” for Community Reinvestment Act purposes will change within one year, nor does SHBI have Knowledge of any conditions or circumstances that would result in a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(k)          Compliance With Laws. Each of SHBI and its Subsidiaries:

(i)           is, and at all times since January 1, 2018 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of SHBI and its Subsidiaries related to customer data, privacy and security;

(ii)           has, and at all times since January 1, 2018 has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted in all material respects; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SHBI’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)          has received no written notification or communication from any Governmental Authority (A) asserting that SHBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SHBI’s Knowledge, do any grounds for any of the foregoing exist).

(l)            Employee Benefit Plans.

(i)             Summaries of all material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by SHBI and Shore United for the benefit of current or former employees of SHBI and its Subsidiaries and current or former directors or independent contractors of SHBI and its Subsidiaries (collectively, the “SHBI Benefit Plans”), have been provided or made available to Severn.

(ii)          Each SHBI Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such SHBI Benefit Plan is maintained. There have been no nonexempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any SHBI Benefit Plan.

(iii)         Neither SHBI nor any entity considered to be a single employer with SHBI under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any SHBI Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

(m)          Tax Matters. (i) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to SHBI or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to SHBI or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of SHBI and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SHBI and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, other than those being contested through appropriate proceedings and (vi) no claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where SHBI or any of its Subsidiaries does not already file Tax Returns that SHBI or a Subsidiary is or may be subject to taxation by that jurisdiction.

(n)           Ownership of Severn Common Stock. Except as disclosed on Schedule 5.04(n) of SHBI’s Disclosure Schedule, none of SHBI or any of its Subsidiaries, or to SHBI’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Severn Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(o)           Absence of Certain Changes or Events. Since September 30, 2020, there has not been any Material Adverse Effect with respect to SHBI or any event or development that is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to SHBI.

(p)           Available Funds. Immediately prior to the Effective Time, SHBI will have sufficient cash to pay the aggregate cash consideration, as required by Article III hereof.

(q)          No Additional Representations. Except for the representations and warranties made by SHBI in this Section 5.04, as Previously Disclosed, or in any certificate delivered by SHBI to Severn, neither SHBI nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to SHBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SHBI hereby expressly disclaims any such other representations or warranties.

Article VI

COVENANTS

6.01        Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Severn and SHBI agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall reasonably cooperate with the other party hereto to that end.

6.02        Shareholder Approval.

(a)         Severn agrees to take, in accordance with applicable law and the Severn Articles and the Severn Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Severn’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “Severn Meeting”). Except with the prior approval of SHBI, no other matters shall be submitted for the approval of the Severn shareholders at the Severn Meeting. Subject to Section 6.02(b), the Severn Board shall at all times prior to and during such Severn Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to SHBI such recommendation or (y) take any other action or make any other public statement in connection with the Severn Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of Severn at the Severn Meeting for the purpose of approving this Agreement and any other matters required to be approved by Severn’s shareholders for consummation of the Transaction. In addition to the foregoing, Severn shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)         Notwithstanding the foregoing, Severn and the Severn Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)            Severn shall have complied in all material respects with Section 6.07;

(ii)          the Severn Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law; and

(iii)         if the Severn Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the Severn Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by SHBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Severn shall notify SHBI, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to SHBI all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, Severn shall, and shall cause its financial and legal advisors to, during the period following Severn’s delivery of the notice referred to in clause (B) above, negotiate with SHBI in good faith for a period of up to five Business Days (to the extent SHBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c)           SHBI agrees to take, in accordance with applicable law and the SHBI Articles and SHBI Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its stockholders to consider and vote upon the approval of the issuance of the SHBI Common Stock in the Merger and any other matters required to be approved by SHBI's stockholders for consummation of the Transaction (including any adjournment or postponement, the “SHBI Meeting”). Except with the prior approval of Severn, no other matters shall be submitted for the approval of the SHBI shareholders at the SHBI Meeting. The SHBI Board shall at all times prior to and during the SHBI Meeting recommend approval of the issuance of the SHBI Common Stock and the payment of cash in the Merger and any other matters required to be approved by SHBI's shareholders for consummation of the Transaction and shall take all reasonable lawful action to solicit such approval by its stockholders.

6.03        Registration Statement; Solicitation of Shareholder Approval.

(a)          SHBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by SHBI with the SEC in connection with the issuance of the shares of SHBI Common Stock to the Severn shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the SHBI Meeting and the Severn Meeting and prospectus and other proxy solicitation materials of SHBI and Severn constituting a part thereof (the “Proxy Statement”) and all related documents). Severn shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Severn, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. Severn agrees to cooperate with SHBI and SHBI's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. SHBI shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within sixty (60) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of Severn and SHBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. SHBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Severn and SHBI shall promptly mail at each party's own expense the Proxy Statement to all of their respective shareholders.

(b)         Each of Severn and SHBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to Severn’s and SHBI’s respective shareholders and at the time(s) of the Severn Meeting and the SHBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Severn and SHBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)           SHBI agrees to advise Severn promptly in writing after SHBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SHBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent SHBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04        Regulatory Filings.

(a)           Each of SHBI and Severn and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and SHBI shall use its best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of SHBI and Severn shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that SHBI shall not be required to provide Severn with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to the extent permitted by applicable law, regulation or policies imposed by any Governmental Authority, to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that SHBI shall not be required to provide Severn with confidential portions of any filing or other communication with a Governmental Authority.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

6.05       Press Releases. Severn and SHBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that SHBI or Severn may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. Severn and SHBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06        Access; Information.

(a)          Severn agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford SHBI and SHBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours, provided that such access shall not interfere unnecessarily with the normal business operations of Severn or its Subsidiaries, throughout the period prior to the Effective Time, to the books (other than minutes or other records that discuss the Transaction), records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Severn and its Subsidiaries and to such other information relating to Severn and its Subsidiaries as SHBI may reasonably request, provided that SHBI shall coordinate any and all meetings with Severn personnel with one or more designated representatives of Severn, and, during such period, Severn shall furnish promptly to SHBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of Severn and its Subsidiaries as SHBI may reasonably request. Notwithstanding the foregoing, Severn shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Severn or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, Severn will work in good faith with SHBI to make appropriate substitute disclosure arrangements.

(b)           During the period from the date of this Agreement to the Effective Time, Severn shall, upon the request of SHBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of SHBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 20 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Severn will deliver to SHBI its consolidated balance sheet and consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, Severn will deliver to SHBI its consolidated balance sheet and consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Severn shall use its commercially reasonable best efforts to deliver to SHBI its audited consolidated balance sheet as of December 31, 2020 and audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 by no later than March 31, 2021. Subject to applicable law, within 15 days after the end of each month, Severn will deliver to SHBI a consolidated balance sheet and consolidated statements of operations, without related notes, for such month prepared in accordance with GAAP.

(c)         SHBI agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford Severn and Severn’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours, provided that such access shall not interfere unnecessarily with the normal business operations of SHBI or its Subsidiaries, throughout the period prior to the Effective Time. to the books (other than minutes or other records that discuss the Transaction), records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of SHBI and its Subsidiaries and to such other information relating to SHBI and its Subsidiaries as Severn may reasonably request, provided that Severn shall coordinate any and all meetings with SHBI personnel with one or more designated representatives of SHBI, and, during such period, SHBI shall furnish promptly to Severn (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of SHBI and its Subsidiaries as Severn may reasonably request. Notwithstanding the foregoing, SHBI shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of SHBI or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, SHBI will work in good faith with Severn to make appropriate substitute disclosure arrangements.

(d)          During the period from the date of this Agreement to the Effective Time, SHBI shall, upon the request of Severn, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Severn regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 20 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), SHBI will deliver to Severn its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, SHBI will deliver to Severn its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, SHBI will deliver to Severn a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(e)            All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreement, dated as of December 21, 2020 by and between SHBI and Severn (the “Confidentiality Agreement”).

(f)            No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07         Acquisition Proposals.

(a)            Severn agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Severn or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither Severn nor its Subsidiaries shall, and each of the foregoing shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than SHBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) subject to Section 6.02(b), make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that at any time prior to the Severn Meeting, if the Severn Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Severn Board’s fiduciary duties under applicable law, Severn may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Severn Board determines in good faith constitutes a Superior Proposal (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a confidentiality agreement on terms that are in all material respects no less restrictive to such Person than the terms contained in the Confidentiality Agreement are to SHBI (as determined by Severn after consultation with its outside counsel) (the “Acceptable Confidentiality Agreement”), and (2) participate in discussions or negotiations regarding such a Superior Proposal. Severn agrees that it shall concurrently provide to SHBI any information (whether such information is confidential, nonpublic or otherwise) concerning Severn or SSB that may be provided to any other Person in connection with any Superior Proposal which has not previously been provided to SHBI. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the total revenues, net income, assets or deposits of Severn and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 20% or more of the voting power of Severn or SSB, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of Equity Securities of Severn or SSB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Severn or SSB, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Severn Common Stock then outstanding or all or substantially all of Severn’s consolidated assets, which the Severn Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with Severn’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii)  is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Severn Board, is reasonably likely to be obtained by such third party.

(b)            In addition to the obligations of Severn set forth in Section 6.07(a), Severn shall promptly (within 24 hours) advise SHBI orally and in writing of its receipt of any Acquisition Proposal and keep SHBI reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to SHBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to SHBI.

(c)            Severn agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of Severn or its Subsidiaries shall be deemed a breach of this Section 6.07 by Severn.

(d)            Nothing contained in this Agreement shall prevent Severn or the Severn Board from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

(e)            The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by Severn, its Subsidiaries or any Representative of Severn or its Subsidiaries. It is accordingly agreed that SHBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which SHBI is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, SHBI shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

6.08         Certain Policies. Prior to the Effective Date, upon the request of SHBI, Severn shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SHBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and (b); and further provided that in any event, no such modification or change made by Severn or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Severn or its management with any such adjustments.

6.09         Nasdaq Listing. SHBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to cause the shares of SHBI Common Stock to be issued to the Severn shareholders as the Merger Consideration in the Merger to be approved for trading on the Nasdaq prior to the Effective Date.

6.10         Indemnification.

(a)            From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Severn or a Severn Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Severn or any Severn Subsidiary or is or was serving at the request of Severn or any Severn Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Severn Articles and the Severn Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Severn’s Disclosure Schedule, in each case as in effect on the date hereof. SHBI shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Severn pursuant to the Severn Articles and the Severn Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Severn’s Disclosure Schedule, in each case as in effect on the date hereof.

(b)           Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)            The Surviving Corporation shall maintain Severn’s existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Severn’s existing policy, including SHBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall SHBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by Severn as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, SHBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. SHBI shall provide proof of such coverage to Severn no later than 10 Business Days prior to the Effective Time.

(d)            The obligations of the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the affected Indemnified Party or Parties and/or such other Person, as the case may be. If SHBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SHBI shall assume the obligations set forth in this Section 6.10.

(e)            The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her Representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11         Benefit Plans.

(a)            As soon as administratively practicable after the Effective Time, SHBI shall transition Transferred Employees of Severn and its Subsidiaries from the Benefit Plans of Severn and its Subsidiaries to the corresponding SHBI Benefit Plans and take all reasonable action so that Transferred Employees of Severn and its Subsidiaries shall be entitled to participate in each SHBI Benefit Plan of general applicability to the same extent as similarly-situated employees of SHBI and its Subsidiaries (it being understood that inclusion of the Transferred Employees of Severn and its Subsidiaries in the SHBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of Severn and its Subsidiaries until such Transferred Employees are permitted to participate in the SHBI Benefit Plans and provided further, however, that nothing contained herein shall require SHBI or any of its Subsidiaries to make any grants to any former employee of Severn and its Subsidiaries under any discretionary equity compensation plan of SHBI. SHBI shall cause each SHBI Benefit Plan in which employees of Severn and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the SHBI Benefit Plans, the service of such Transferred Employees with Severn and its Subsidiaries to the same extent as such service was credited for such purpose by Severn and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a SHBI Benefit Plan provided, however, that SHBI shall not amend any SHBI Benefit Plan to prohibit Transferred Employees from receiving credit for prior service with Severn and its Subsidiaries as contemplated by this Section 6.11. Nothing herein shall limit the ability of SHBI to amend or terminate any of the SHBI Benefit Plans or the Severn Benefit Plans in accordance with their terms at any time.

(b)            In the event SHBI transitions Transferred Employees of Severn and its Subsidiaries from the group medical, dental, health, life or long-term disability plan of Severn and its Subsidiaries to the corresponding SHBI Benefit Plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Severn and its Subsidiaries, at such time as Transferred Employees become eligible to participate in such corresponding SHBI Benefit Plan, SHBI shall use commercially reasonable efforts to cause each such SHBI Benefit Plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable SHBI Benefit Plan, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding Severn Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the SHBI Benefit Plans.

(c)            No later than forty-five (45) days from the date of this Agreement, SHBI shall identify the Employees for whom SHBI agrees to continue employment following the Closing provided they are employed by, and in good standing with, Severn and its Subsidiaries immediately prior to the Closing (the “Transferred Employees”). Effective as of, and subject to, the Closing, Severn and its Subsidiaries shall terminate the employment of those Employees who are not Transferred Employees and shall pay any severance, retention, change in control, accrued and unused paid time off or other similar payments, in each case, which have been Previously Disclosed by Severn to SHBI, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment Tax withholding as well as the employer portions of any applicable employment Taxes. For the avoidance of doubt, the Option Merger Consideration will be paid by Severn to all Employees (including Employees who are not Transferred Employees) with respect to all outstanding Severn Options, whether vested or unvested, in accordance with Section 3.08 of this Agreement. Except as disclosed on Schedule 3.08(c) of Severn’s Disclosure Schedule, those employees of Severn and its Subsidiaries who do not continue their employment with SHBI or its Subsidiaries following the Effective Time, or who are Transferred Employees who have a “Qualifying Termination Event” within twelve (12) months of the Effective Time, and in each case who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a release agreement (to be agreed by SHBI and Severn) within sixty (60) days of the Effective Time or later date of termination, as the case may be, shall be entitled to receive a single lump sum payment of severance equal to two weeks of base salary for each completed year of service, with a minimum of 4 weeks and a maximum of 26 weeks. For purposes of the foregoing, any severance benefits payable in accordance with the immediately preceding sentence pursuant to timely delivered termination and release agreements shall be paid on the later to occur of (i) the SHBI payroll date for the SHBI payroll period during which the former employee delivers to the Surviving Corporation his or her executed termination and release agreement, or (ii) the SHBI payroll date for the SHBI payroll period during which the former employee’s termination and release agreement becomes effective following the expiration of any revocation period afforded under applicable law. If Severn or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(c) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(c) hereof shall be construed or interpreted to limit or modify in any way SHBI’s or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of Severn or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy). For purposes of this Section 6.11(c), a “Qualifying Termination Event” shall mean: (i) an involuntary termination of a Transferred Employee by SHBI or any of its Subsidiaries for any reason other than for “cause” (as determined under the policies of SHBI or any agreement applicable to the Transferred Employee); or (ii) a voluntary resignation of a Transferred Employee due to either (A) a 10% or greater reduction in rate of base salary, or (B) SHBI or any of its Subsidiaries requiring the Transferred Employee to be based at any office or location resulting in an increase in the Transferred Employee’s commute by 50 miles or more.

(d)            Tax-Qualified Plans of Severn.

(i)            Prior to the Closing, Severn and its Subsidiaries shall have paid into the Severn Retirement Plan (the “Severn Retirement Plan”) all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, Severn shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to SHBI, to terminate the Severn Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the Severn Retirement Plan for all participants who currently maintain an account under the Severn Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Severn shall provide SHBI with evidence of the termination of the Severn Retirement Plan. SHBI agrees to permit participants in the Severn Retirement Plan who are Transferred Employees to roll over their account balances and outstanding loan balances from such plan to SHBI’s 401(k) plan, and such Transferred Employees who satisfy the eligibility requirements of SHBI’s 401(k) Plan (taking into account credit for prior years of service with Severn pursuant to Section 6.11(a)) shall be eligible to immediately participate in SHBI’s 401(k) plan. Prior to the Closing, SHBI shall take such other actions (including, without limitation, amending the SHBI’s 401(k) plan) as may be required to effect the foregoing provisions of this Section 6.11(d)(i).

(ii)            Prior to the Closing, Severn and its Subsidiaries shall have paid into the Severn Employee Stock Ownership Plan (the “Severn ESOP”) all employer contributions. Prior to the Closing, Severn shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to SHBI, to terminate the Severn ESOP in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date; (ii) provide for full vesting of all account balances in the ESOP, with such termination and vesting to be effective no later than the Business Day preceding the Closing Date; and (iii) amend the Severn ESOP to provide that no distributions of accrued benefits shall be made subsequent to the date on which the Severn ESOP is terminated until the Internal Revenue Service issues a favorable determination letter to effect that the plan termination does not adversely affect the Severn ESOP’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the Severn ESOP upon the occurrence of retirement, death, disability or termination of employment, or any other event, other than the plan termination, that requires a distribution from the Severn ESOP.

(e)            SHBI shall establish a retention bonus pool in the amount as provided in Schedule 6.11(e) of Severn’s Disclosure Schedule for employees of Severn and its Subsidiaries jointly designated in writing by SHBI and Severn (other than employees of Severn who are subject to employment contracts or other contracts providing for severance) to help retain key employees. The amount and payment date of the retention bonus for each such employee shall be jointly determined in writing by SHBI and Severn, but in the aggregate shall equal the amount provided in Schedule 6.11(e) of Severn’s Disclosure Schedule assuming all such key employees remain with SHBI or its Subsidiary to such date or are involuntarily terminated without cause prior to that date.

(f)            SHBI and/or Shore United shall enter into a consulting agreement with Mr. Alan J. Hyatt as provided in Schedule 6.11(f) of Severn’s Disclosure Schedule.

(g)            Each of Severn and SHBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of Severn and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of SHBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by SHBI or any of its Subsidiaries. Each of Severn and SHBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with Severn, SHBI or any of their respective Subsidiaries or to any compensation or benefit.

6.12         Appointment of Directors. SHBI agrees to take all action necessary to appoint or elect, effective as of the Effective Time, four (4) individuals who are members of the Severn board of directors immediately prior to the Effective Time, each of whom shall be mutually agreeable to SHBI and Severn and one of whom shall be Alan J. Hyatt, as directors of SHBI and Shore United, with Mr. Hyatt being appointed as the Chairman of the SHBI Board and Shore United Board. Each individual will be assigned to a SHBI Board class as set forth in Annex F hereto and shall serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified.

6.13         Notification of Certain Matters. Each of Severn and SHBI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

6.14         Estoppel Letters. Severn shall use its commercially reasonable efforts to obtain and deliver to SHBI at the Closing with respect to the real estate (i) owned or leased by Severn or a Severn Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex D from all tenants and (ii) leased by Severn or a Severn Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex E from its lessor.

6.15         Assumption of Indenture Obligations. As of the Effective Time, SHBI shall have assumed or caused one of its Subsidiaries to assume the obligations under the Indenture and Debentures. In connection therewith, SHBI and Severn shall execute and deliver any supplemental indentures or other documents reasonably required to make such assumption effective.

6.16         Antitakeover Statutes. Each of SHBI and Severn and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.17         Consents. Severn shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices necessary or advisable pursuant to the terms of the Material Contracts as a result of the Transaction.

6.18         Exemption from Liability Under Section 16(b). Prior to the Effective Time, each of SHBI and Severn shall take all steps as may be necessary or appropriate to exempt the conversion of shares of Severn Common Stock into shares of SHBI Common Stock pursuant to the terms of this Agreement by employees of Severn who may become an officer or director of SHBI subject to the reporting requirements of Section 16(a) of the Exchange Act.

Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto at or prior to the Closing of each of the following conditions:

(a)            Shareholder Approval. Severn shall have received the Severn Shareholder Approval and SHBI shall have received the SHBI Shareholder Approval.

(b)            Regulatory Approvals. All regulatory approvals required to consummate the Charter Conversion, Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require SHBI or Severn to take any action or commit to take any action that would (i) reasonably be likely to have a Material Adverse Effect on SHBI or a Material Adverse Effect on Severn, (ii) reasonably be likely to impose a Burdensome Condition on SHBI or any of its Subsidiaries (including, after the Effective Time, Severn and its Subsidiaries) or (iii) require the sale by SHBI or any of its Subsidiaries (including, after the Effective Time, Severn and its Subsidiaries) of any material portion of their respective assets.

(c)            No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)            Listing. The shares of SHBI Common Stock to be issued to the Severn shareholders as the Merger Consideration in the Merger, shall have been approved for listing on the Nasdaq.

(f)            Tax Opinion. SHBI shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to SHBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Severn shall have received the written opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Severn, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsels may require and rely upon representations and covenants, including those contained in certificates of officers of SHBI, Severn and others, reasonably satisfactory in form and substance to such counsels.

7.02         Conditions to Obligation of Severn. The obligation of Severn to consummate the Merger is also subject to the fulfillment or written waiver by Severn at or prior to the Closing of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of SHBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Severn shall have received a certificate, dated the Effective Date, signed on behalf of SHBI by the Chief Executive Officer and the Chief Financial Officer of SHBI to such effect.

(b)            Performance of Obligations of SHBI. SHBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Severn shall have received a certificate, dated the Effective Date, signed on behalf of SHBI by the Chief Executive Officer and the Chief Financial Officer of SHBI to such effect.

(c)            Other Actions. SHBI shall have furnished Severn with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Severn may reasonably request.

7.03         Conditions to Obligation of SHBI. The obligation of SHBI to consummate the Merger is also subject to the fulfillment or written waiver by SHBI at or prior to the Closing of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Severn set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and SHBI shall have received a certificate, dated the Effective Date, signed on behalf of Severn by the Chief Executive Officer and the Chief Financial Officer of Severn to such effect.

(b)            Performance of Obligations of Severn. Severn shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SHBI shall have received a certificate, dated the Effective Date, signed on behalf of Severn by the Chief Executive Officer and the Chief Financial Officer of Severn to such effect.

(c)            Other Actions. Severn shall have furnished SHBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as SHBI may reasonably request.

Article VIII

TERMINATION

8.01         Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)            Mutual Consent. By the mutual consent in writing of SHBI and Severn.

(b)            Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by SHBI or Severn in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach and (B) the Outside Date (as defined below) and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)            Delay. By SHBI or Severn in the event the Merger is not consummated by December 31, 2021 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or the failure of any of the Shareholders (if Severn is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d)            No Regulatory Approval. By SHBI or Severn in the event the approval of any Governmental Authority required for consummation of the Charter Conversion, Merger or the Bank Merger shall have been denied by final non-appealable action of such Governmental Authority, or any such Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Charter Conversion, Merger or the Bank Merger, or an application therefor shall have been withdrawn by SHBI and not refiled within 30 days of the withdrawal , provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)            Severn Failure to Recommend; Etc. By SHBI if (i) Severn shall have materially breached the provisions of Section 6.07 in any respect adverse to SHBI, (ii) the Severn Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of SHBI, or (iii) Severn shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Severn Meeting in accordance with Section 6.02.

(f)            Superior Proposal. Prior to receipt of the Severn Shareholder Approval, by Severn in accordance with Section 6.07 if (i) the Severn Board authorizes Severn to enter into a binding written agreement with respect to such Superior Proposal and (ii) Severn pays to SHBI the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

(g)            No Severn Shareholder Approval. By SHBI or Severn, if the Severn Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Severn Meeting or at any adjournment or postponement thereof.

(h)            No SHBI Shareholder Approval. By SHBI or Severn, if the SHBI Shareholder Approval shall not have been obtained at the SHBI Meeting.

(i)            SHBI Average Closing Price Decline. By Severn, by written notice to SHBI immediately following the day the SHBI Average Share Price is determined, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

(i)            The sum of (i) the SHBI Average Share Price multiplied by (ii) the Exchange Ratio plus (iii) $1.59 is less than $9.01 (with a proportionate adjustment in the event that outstanding shares of SHBI Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date of determination of the SHBI Average Share Price); and

(ii)            The number obtained by dividing the sum of (i) the SHBI Average Share Price multiplied by (ii) the Exchange Ratio plus (iii) $1.59 by $10.60 (the “SHBI Price Ratio”) is less than the number obtained by (a) dividing the Final Index Price by the Initial Index Price and then (b) subtracting 0.15 (the “Index Price Ratio”).

For purposes of this Section 8.01(i), the following terms have the meanings indicated below:

“Final Index Price” means the average closing price of the Nasdaq Bank Index as quoted on Bloomberg during the twenty (20) trading days ending on and including the fifth trading day immediately prior to the Effective Date.

“Initial Index Price” means $4,105.

If Severn elects to terminate pursuant to this Section 8.01(i), and provides written notice to SHBI, then within two (2) Business Days following SHBI’s receipt of such notice, SHBI may elect by written notice to Severn to reinstate the Merger and the other transactions contemplated by this Agreement and (A) increase the Exchange Ratio (the “Increased Exchange Ratio”) such that (1) the sum of (i) the SHBI Average Share Price multiplied by (ii) the Increased Exchange Ratio plus $1.59 amounts to $9.01 or (2) the SHBI Price Ratio equals the Index Price Ratio, whichever adjustment is less, or (B) in the alternative, not adjust the Exchange Ratio, and in lieu thereof, add to the Merger Consideration an amount in cash (the “Increased Cash Amount”) such that (1) the sum of (i) the SHBI Average Share Price multiplied by (ii) the Exchange Ratio plus the Increased Cash Amount amounts to $9.01 or (2) the SHBI Price Ratio equals the Index Price Ratio, whichever adjustment is less. If SHBI makes such election to reinstate the Merger and other Transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.01(i) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).

8.02         Effect of Termination and Abandonment.

(a)            In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither SHBI nor Severn shall be relieved or released from any liabilities or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement.

(b)            In the event that (i) an Acquisition Proposal has been made (whether or not conditional) to Severn or its shareholders or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification and thereafter (A) this Agreement is terminated by SHBI pursuant to Section 8.01(b), by SHBI or Severn pursuant to Section 8.01(c) or by SHBI pursuant to Section 8.01(g) and (B) prior to the date that is 12 months after such termination, (1) Severn or any of its Subsidiaries enters into an acquisition agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(i)(B), the term “Acquisition Proposal” shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(a) except that all references to 20% shall be deemed references to 50%), then Severn shall pay to SHBI a fee equal to $5.0 million (the “Termination Fee”) by wire transfer of next day funds on the earlier of the date of execution of such acquisition agreement or the consummation of such Acquisition Proposal. In the event that (i) this Agreement is terminated by SHBI pursuant to Section 8.01(e) or (ii) this Agreement is terminated by Severn pursuant to Section 8.01(f), then, in each such case, Severn shall pay SHBI the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by SHBI pursuant to Section 8.01(e), within two Business Days after such termination, and (y) in the case of a termination by Severn pursuant to Section 8.01(f), no later than the time of such termination. If the Termination Fee becomes payable pursuant to the terms of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of SHBI against Severn and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment.

(c)            Each party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement. Accordingly, if Severn fails promptly to pay the amounts due pursuant to Section 8.02 and, in order to obtain such payment, SHBI commences a suit that results in a judgement against Severn for the amounts set forth in Section 8.02, Severn shall pay to SHBI its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.02 at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Article IX

MISCELLANEOUS

9.01         Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination).

9.02         Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however, that after receipt of Severn Shareholder Approval, there may not be, without further approval of Severn’s shareholders, any amendment of this Agreement that requires further approval under applicable law. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of Severn, the receipt of the Severn Shareholder Approval will be deemed to have granted Severn the authority to amend such dates without such further approval.

9.03         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04         Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)            This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland applicable to contracts made and to be performed entirely within such State, without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Maryland and the Federal courts of the United States of America located in the State of Maryland solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any litigation, arbitration, claim or other proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such litigation, arbitration, claim or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all litigation, arbitration, claims or other proceedings shall be heard and determined in such a Maryland State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such litigation, arbitration, claim or other proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

9.05         Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

9.06         Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Severn to:

Severn Bancorp, Inc.

200 Westgate Circle, Suite 200

Annapolis, MD 21404

Attention: Alan J. Hyatt

   Chairman, President and Chief Executive Officer

Fax: (410) 841-5065

With a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Attention: Benjamin Azoff, Esq.

   Gary Lax, Esq.

Fax: (202) 362-2902

If to SHBI to:

Shore Bancshares, Inc.

18 East Dover Street

Easton, Maryland 21601

Attention: Lloyd L. Beatty, Jr.

   President and Chief Executive Officer

Fax: (410) 822-8893

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention: Kevin Houlihan, Esq.

   William Levay, Esq.

Fax: (202) 955-5564

9.07         Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce SHBI’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08         Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Severn or SHBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09         Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10         Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11         Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12         Alternative Structure. Subject to the proviso in the first sentence of Section 9.02, SHBI may at any time modify the structure of the acquisition of Severn set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Severn Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, including the holders of Severn Options, (ii) such modifications will not adversely affect the tax treatment to Severn’s shareholders as a result of receiving the Merger Consideration, (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or impede or delay consummation of the Transactions contemplated by this Agreement or (iv) result in any adverse change to the benefits and other arrangements provided to or on behalf of Severn’s or SSB’s directors, officers and other employees.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SHORE BANCSHARES, INC.

By:	/s/ Lloyd L. Beatty, Jr.
Name:	Lloyd L. Beatty, Jr.
Title:	President and Chief Executive Officer

Severn BANCORP, INC.

By:	/s/ Alan J. Hyatt
Name:	Alan J. Hyatt
Title:	Chairman, President and Chief Executive Officer

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of March __, 2021, between __________________, a shareholder (“Shareholder”) of Severn Bancorp, Inc., a Maryland corporation (“Severn”), and Shore Bancshares Inc., a Maryland corporation (“SHBI”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Severn and SHBI are simultaneously herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Severn will merge with and into SHBI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Severn Common Stock will be converted into shares of SHBI Common Stock and cash and cash in lieu of fractional shares in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Severn Common Stock identified on Exhibit I hereto (such shares, together with all shares of Severn Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce SHBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Severn and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of Severn, or in connection with any written consent of the shareholders of Severn, Shareholder shall:

(a)            appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of the Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Severn contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of the Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

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2.            Transfer of Shares.

(a)            Prohibition on Transfers of Shares; Other Actions. Unless a Permitted Transfer, Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the Severn Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of Severn Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the Severn Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b)            “Permitted Transfer” means a transfer (i) as the result of the death of the Shareholder by the Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (ii) transfers in connection with estate and tax planning purposes, (iii) to Severn in connection with the vesting, settlement or exercise of Severn Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, (iv) as is otherwise permitted by SHBI in its sole discretion, (v) transfers by will or operation of law, or (vi) transfers to any other shareholder of Severn who has executed a copy of this Agreement on the date hereof; provided, that in the case of the foregoing clauses (i), (ii) and (v), prior to the effectiveness of such transfer, such transferee executes and delivers to SHBI and Severn an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to SHBI and Severn, to assume all of Shareholder’s obligations hereunder in respect of the Shares subject to such transfer and to be bound by the terms of this Agreement, with respect to the Shares subject to such transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the Shareholder shall have made hereunder.

(c)            Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

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3.            Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with SHBI as follows:

(a)       Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)       Binding Agreement. This Agreement has been duly authorized, executed and delivered by Shareholder and assuming the due authorization, execution and delivery of this Agreement by SHBI, constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)        Ownership. Shareholder's Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially or of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Severn Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

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(e)       Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)          Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder on a timely basis.

4.            No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it not to, directly or indirectly take any of the actions that would result in a breach of clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than SHBI or its affiliates and representatives with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the Severn Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.            Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify SHBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Severn Common Stock or other securities of Severn of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(c) of the Merger Agreement as if he, she or it were Severn.

6.            Non-Solicitation.

(a)        In the event Shareholder is not a Transferred Employee, Shareholder agrees that for a period of one (1) year following the Closing Date, Shareholder will not directly or indirectly:

(i)        solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of Severn or its Subsidiaries prior to the Closing (“Severn Employees”); provided, however, that the foregoing shall not apply to any Severn Employee (Y) who does not become an employee of SHBI or any of its Subsidiaries or is terminated by SHBI or any of its Subsidiaries without cause on or after the Closing Date; or (Z) whose employment terminated more than six months prior to the time that such Severn Employee is first solicited for employment following the Closing Date (other than with respect to solicitations permitted by the terms of this Section 6(a)(i)); or

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(ii)         knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with Severn or its Subsidiaries prior to the Closing Date, to discontinue, reduce or restrict such relationship with SHBI or its Subsidiaries after the Closing Date, provided that nothing herein shall prevent Shareholder from conducting or engaging in business with any Person who was not solicited in violation of Section 6(a)(ii)(B), or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Severn or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Severn or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Shareholder from exercising Shareholder’s discretion relating to Shareholder’s personal and business banking relationships.

(b)         Shareholder acknowledges and agrees that the business conducted by Severn and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for SHBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and SHBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(c)         Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect SHBI’s legitimate business interests and to protect the value of SHBI’s acquisition of Severn. Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

(d)        Shareholder will not, at any time during the one-year period referred to in Subsection 6(a) of this Agreement, disparage SHBI, its Subsidiaries or any of its Affiliates, or the business conducted by SHBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of SHBI, its Subsidiaries or any of their Affiliates.

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7.           Specific Performance and Remedies. The Shareholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, in such event, SHBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SHBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SHBI’s seeking or obtaining such equitable relief.

8.            Term of Agreement; Termination.

(a)          The term of this Agreement shall commence on the date hereof.

(b)         This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) Severn Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated upon the date of the Severn Shareholder Approval, the provisions in Section 6 shall survive for period of one year from the Closing Date.

9.            Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs Severn to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof.

10.          Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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11.         Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SHBI to:

Shore Bancshares, Inc.

18 East Dover Street

Easton, Maryland 21601

Attention: Lloyd L. Beatty, Jr., President and Chief Executive Officer

Fax: (410) 822-8893

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention: Kevin Houlihan, Esq.

    William Levay, Esq.

Fax: (202) 955-5564

If to Shareholder to:

12.            Miscellaneous.

(a)         Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)         Capacity. The covenants contained herein shall apply to Shareholder solely in his or her or its capacity as a shareholder of Severn, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Severn or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Severn.

(c)         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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(d)         Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)         Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)         Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)         Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

(h)         Effectiveness. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

13.            Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SHORE BANCSHARES, INC.

By:
Name:	Lloyd L. Beatty, Jr.
Title:	President and Chief Executive Officer

Shareholder

(Signature)

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EXHIBIT I

Shareholder AGREEMENT

Name of Shareholder	Shares of Severn Common Stock Beneficially Owned

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ANNEX B

ARTICLES OF MERGER

OF

SEVERN BANCORP, INC., a Maryland corporation

WITH AND INTO

SHORE BANCSHARES, INC., a Maryland Corporation

Pursuant to Title 3, Subtitle 1 of the Maryland General Corporation Law (the “MGCL”), Severn Bancorp, Inc., a Maryland corporation (the “Merging Corporation”), and Shore Bancshares, Inc., a Maryland corporation (the “Surviving Corporation”), hereby certify that:

FIRST: The Merging Corporation and the Surviving Corporation agree to merge (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 3, 2021 (the “Merger Agreement”), by and between the Merging Corporation and the Surviving Corporation.

SECOND: The parties to the Merger are Shore Bancshares, Inc., a Maryland corporation, and Severn Bancorp, Inc., a Maryland corporation. The Surviving Corporation was incorporated on March 15, 1996 under Maryland law and has its principal office in Talbot County in the State of Maryland. The Merging Corporation was incorporated on August 28, 1990 under Maryland law and has its principal office in Anne Arundel County in the State of Maryland. The Surviving Corporation owns an interest in land in the following counties in the State of Maryland: Talbot County, Dorchester County, Queen Anne’s County, Caroline County, Kent County, Baltimore County, and Howard County. The Merging Corporation owns an interest in land in the following counties in the State of Maryland: Anne Arundel County.

THIRD: The total number of shares of stock of all classes which the Surviving Corporation and the Merging Corporation, respectively, have authority to issue, and the par value of the shares of each class which the Surviving Corporation and the Merging Corporation, respectively, have authority to issue, are as follows:

(a)        The Surviving Corporation has the authority to issue a total of 35,000,000 shares of one class of common stock, par value $0.01 per share, and the aggregate par value of all such shares is $350,000.

(b)         The Merging Corporation has the authority to issue a total of 21,000,000 shares of capital stock, of which 20,000,000 shares are common stock, par value $0.01 per share, and 1,000,000 shares are preferred stock, par value $0.01 per share. The aggregate par value of all such shares is $210,000.

FOURTH: The surviving corporation in the merger is Shore Bancshares, Inc. At the effective time of these Articles of Merger, the charter and bylaws of the Surviving Corporation, as in effect immediately prior to such effective time, shall continue to be the charter and bylaws of the Surviving Corporation.

FIFTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by each corporation that is a party hereto in the manner and by the vote required by its respective charter and the laws of the place where it is organized, as set forth below.

(a)          The Board of Directors of the Surviving Corporation at a meeting held on February 23, 2021 adopted resolutions that declared the Merger was advisable and approved the Merger on substantially the terms and conditions set forth or referred to in the resolutions. The stockholders of the Surviving Corporation approved the Merger by the affirmative vote of a majority of shares of common stock entitled to vote at the special meeting held on ________ ___, 2021.

(b)          The Board of Directors of the Merging Corporation at a meeting held on March 3, 2021 adopted resolutions that declared the Merger was advisable and approved the Merger on substantially the terms and conditions set forth or referred to in the resolutions. The stockholders of the Merging Corporation approved the Merger by the affirmative vote of at least two-thirds of the issued and outstanding shares entitled to vote at the special meeting held on ________ ___, 2021.

SIXTH: The Merging Corporation’s issued and outstanding stock will be converted or exchanged as provided in the Merger Agreement.

SEVENTH: The merger contemplated by these Articles of Merger shall be effective on _________ ___, 2021 at __:__ [a.m.] [p.m.] Eastern Time.

(Signature page follows.)

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto as of _______ ___, 2021.

ATTEST:	SHORE BANCSHARES, INC.

By:
Name:		Name: Lloyd L. Beatty, Jr.
Title:		Title: President and Chief Executive Officer

attest:	SEVERN BANCORP, INC.

By:
Name:		Name: Alan J. Hyatt
Title:		Title: Chairman, President and Chief Executive Officer

[Signature Page to the Articles of Merger]

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ANNEX C

FORM OF

BANK MERGER AGREEMENT

This Bank Merger Agreement (this “Agreement”), dated as of __________ ___, 2021, is made by and between Shore United Bank, a Maryland-chartered bank, and Severn Savings Bank, FSB, a federally-chartered savings bank.

WITNESSETH:

WHEREAS, Shore United Bank is a Maryland-chartered bank duly organized, validly existing and in good standing under the laws of the State of Maryland, with its main office located in Easton, Maryland, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Shore Bancshares, Inc., a Maryland corporation (“SHBI”);

WHEREAS, Severn Savings Bank, FSB is a federally-chartered savings bank duly organized and existing under the laws of the United States, with its main office located in Annapolis, Maryland, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Severn Bancorp, Inc., a Maryland corporation (“Severn”);

WHEREAS, SHBI and Severn have entered into an Agreement and Plan of Merger, dated as of March 3, 2021 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Severn will merge with and into SHBI (the “Merger”), with SHBI surviving the merger as the surviving corporation;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Severn Savings Bank, FSB with and into Shore United Bank, with Shore United Bank surviving the merger (the “Bank Merger”);

WHEREAS, prior to the completion of the Bank Merger, Shore United Bank shall obtain the approval of the Office of the Comptroller of the Currency (“OCC”) to convert to a national banking association and consummate its conversion to a national banking association under the title “Shore United Bank, National Association” (the “Charter Conversion”); and

WHEREAS, the board of directors of Shore United Bank and the board of directors of Severn Savings Bank, FSB deem the Bank Merger advisable and in the best interests of their respective bank, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

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ARTICLE I

BANK MERGER

Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Severn Savings Bank, FSB shall be merged with and into Shore United Bank, National Association in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215c). At the Effective Time, the separate existence of Severn Savings Bank, FSB shall cease, and Shore United Bank, National Association, as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Severn Savings Bank, FSB existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of Shore United Bank, National Association or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.02 Closing. The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.03 Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the OCC (the date and time of such effectiveness being herein referred to as the “Effective Time”).

Section 1.04 Articles of Association and Bylaws. The national bank charter, articles of association and bylaws of Shore United Bank, National Association in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05 Name and Main Office. The name of the Surviving Bank shall be “Shore United Bank, National Association” and the main office of the Surviving Bank shall be at 18 East Dover Street, Easton, Maryland 21601.

Section 1.06 Board of Directors. As of the Effective Time, the directors of the Surviving Bank shall be (a) the persons serving as directors of Shore United Bank, National Association immediately prior to the Effective Time and (b) four new directors who shall be appointed pursuant to the terms of the Merger Agreement.

Section 1.07 Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

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ARTICLE II

TREATMENT OF SHARES

Section 2.01 Effect on Severn Savings Bank, FSB Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Severn Savings Bank, FSB, all shares of Severn Savings Bank, FSB capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02 Effect on Shore United Bank, National Association Capital Stock. Each share of Shore United Bank, National Association capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

COVENANTS

Section 3.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Severn Savings Bank, FSB as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Severn Savings Bank, FSB, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Severn Savings Bank, FSB, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01    The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a. The approval of the OCC under 12 U.S.C. § 35, with respect to the Charter Conversion shall have been obtained and the Charter Conversion shall have been consummated in accordance with the terms of the Merger Agreement.

b. The approval of the OCC under 12 U.S.C. § 215c and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

c. The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

d. No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

e. This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of each of Shore United Bank, National Association and Severn Savings Bank, FSB.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.

Section 5.02 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02 Nonsurvival of Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.

Section 6.03 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Shore United Bank, National Association, to:

Shore Bancshares, Inc.

18 East Dover Street

Easton, Maryland 21601

Attention: Lloyd L. (Scott) Beatty, Jr., President and Chief Executive Officer

E-mail: Scott.beatty@shbi.com

With a copy (which shall not constitute notice) to:

Holland & Knight LLP

800 17th Street, N.W., Suite 1100

Washington, D.C. 20006

Attention: Kevin Houlihan and William Levay

E-mail: Kevin.Houlihan@hklaw.com and William.Levay@hklaw.com

If to Severn Savings Bank, FSB, to:

Severn Bancorp, Inc.

200 Westgate Circle, Suite 200

Annapolis, Maryland 21404

Attention: Alan J. Hyatt, President and Chief Executive Officer

E-mail: ahyatt@hwlaw.com

With a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Attention: Benjamin Azoff and Gary Lax

E-mail: bazoff@luselaw.com and glax@luselaw.com

Section 6.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 6.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.06 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.07 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 6.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SEVERN SAVINGS BANK, FSB

By: Alan J. Hyatt
Title: President and Chief Executive Officer

SHORE UNITED BANK, NATIONAL ASSOCIATION

By: Lloyd L. Beatty, Jr.
Title: President and Chief Executive Officer

ANNEX D

TENANT ESTOPPEL LETTER

                                    , 202

Shore Bancshares, Inc.

18 East Dover Street

Easton, MD 21601

Re:                        , as amended                   (“Lease”) by and
between                                                (“Landlord”) and
                              (“Tenant”) for the premises commonly
known as                  (“Premises”)

Dear                                :

In connection with the acquisition of Severn Bancorp, Inc. (“Severn”) and its subsidiary Severn Savings Bank, FSB (“SSB”), by Shore Bancshares, Inc. (“Assignee”) pursuant to a merger of Severn with and into Assignee and a merger of SSB with and into Shore United Bank, a wholly owned subsidiary of Assignee (collectively, the “Merger”), and the assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.            Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.            Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3.            Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4.            No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $      . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5.            All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6.            There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.            Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.            Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space within the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9.            Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

By:
Name:
Title:

SCHEDULE A

LEASE

[INSERT]

ANNEX E

LANDLORD ESTOPPEL LETTER

                                    , 202

Shore Bancshares, Inc.

18 East Dover Street

Easton, MD 21601

Re:                        , as amended                   (“Lease”) by and
between                                                (“Landlord”) and
                              (“Tenant”) for the premises commonly
known as                  (“Premises”)

Dear                                :

In connection with the acquisition of Severn Bancorp, Inc. (“Severn”) and its subsidiary Severn Savings Bank, FSB (“SSB”), by Shore Bancshares, Inc. (“Assignee”) pursuant to a merger of Severn with and into Assignee and a merger of SSB with and into Shore United Bank, a wholly owned subsidiary of Assignee (collectively, the “Merger”), and the assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.            Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.            Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.            Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.            No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $      . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5.            All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6.            Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.            Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.            Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

9.            Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

By:
Name:
Title:

SCHEDULE A

LEASE

[INSERT]

ANNEX F

SHBI BOARD CLASS ASSIGNMENTS

Alan J. Hyatt – Class III director

Nominee 2 – Class II director

Nominee 3 – Class I director

Nominee 4 – Class I director

F-1